EXHIBIT 10.15


                    KEY MANAGEMENT INCENTIVE PLAN TERMS
                    HAL ANTILLEN N.V. AND SUBSIDIARIES


OBJECTIVE

By providing a means whereby Plan participants can share in the net income of the Holland America Line group of companies (HAL), the Key Management Incentive Plan (the "Plan") is designed to focus managerial attention on the objective of maximizing the profitability of Holland America Line.

PLAN ADMINISTRATION

The Plan Administrator is the Chairman and Chief Executive Officer of Holland America Line-Westours Inc. (HALW). The Plan Administrator can delegate administrative functions regarding the Plan to one or more HALW Vice Presidents. The Plan Administrator has sole and final authority and discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document as well as in resolving any ambiguities that may exist in this document.

PLAN YEAR AND NET INCOME

As used in this document, the term "Plan Year" refers to HAL's fiscal year (December 1 - November 30) and the term "Net Income" refers to a Plan Year's consolidated net income for HAL Antillen N.V. and its direct and indirect subsidiaries (whose results are consolidated with those of HAL Antillen N.V. for financial reporting purposes), as reported in the Plan Year's annual audited consolidated financial statements for HAL Antillen N.V.

PARTICIPATION

The Plan Administrator shall determine which employees will be Plan participants and the specific number of Shares in the Plan that each participant will have. In making these determinations, the Plan Administrator shall consider level of responsibility, the degree the position can impact the Plan's objectives, individual experience, seniority, prior participation levels, compensation paid outside HAL for similar work and such other factors as the Plan Administrator deems appropriate. Employees are not entitled to challenge determinations by the Plan Administrator on grounds of uniformity, consistency or similar bases. There is no limit to the number of participants or the aggregate number of Shares. Decisions regarding participation and number of Shares are made separately as to each Plan Year.

The Plan Administrator may allow new hires or employees assuming new positions to join the Plan during the Plan Year. Each participant will be advised of his/her Shares during the first 90 days of each Plan Year or, if later, within 90 days of becoming a participant. The Plan Administrator may increase or decrease a participant's Shares during a Plan Year due to changes in position responsibilities. The number of Shares as of the last day of the Plan Year is determinative for purposes of calculating payments under the Plan. Participation in the Plan is suspended during any Company approved leave of absence.

CANCELLATION OF SHARES

Except in the case of eligible retirement, death or disability requiring termination of employment, Shares are automatically cancelled immediately upon termination of employment. For these purposes, the reason for termination of employment is irrelevant. Consequently, it will make no difference if employment is terminated by the employer or the participant. The cancellation of Shares automatically terminates any right of a participant to receive any amounts under the Plan as to the Plan Year during which cancellation occurs. In other words, any participant whose employment terminates prior to the end of the Plan Year will not receive any amount under the Plan as to that Plan Year unless the termination was due to eligible retirement, death or disability requiring termination of employment. Termination of employment will not effect the amount to which a person would be entitled as to any Plan Year prior to termination. An "eligible retirement" applies to persons who, at the time of retirement, are at least 65 years of age and have been employed by the HAL group of companies for at least the immediately preceding 15 years.

METHOD OF CALCULATING SHARE VALUES AND PAYMENT

The dollar value of a Share will be a fixed value (determined as provided below) as to those participants that had fixed Share values during the fiscal year ending November 30, 1997. The dollar value of a Share for all other participants shall be variable:

                 a. Fixed Shares: Participants with a fixed Share value will receive $50.00/Share for each $1,000,000 of Net Income during the Plan Year (pro rated for increments of less than $1,000,000). The fixed Share value is subject to adjustment by the Plan Administrator at any time prior to the commencement of the Plan Year to which such adjustment relates.

                 b. Variable Shares: Prior to the beginning of each Plan Year, the Plan Administrator, with the approval of the HALW Board of Directors, will establish a Plan Percentage for that Plan Year except that until changed by the HALW Board of Directors, the Plan Percentage shall be 3.4%. The dollar value of each variable Share will equal an amount computed by:

          (i) taking an amount equal to the Plan Percentage of the Net Income and deducting from that the total amount paid to participants with fixed Shares; and

            (ii)  dividing that amount by the total number of
               variable Shares as of the last day of the Plan
               Year.

Notwithstanding the foregoing, the dollar value of a Share for any Plan participant who participates in the Plan for less than 12 months (i.e., due to suspension in Plan participation, because he/she only becomes a participant after December 1st of the Plan Year, because of an eligible retirement, because he/she dies or because he/she is required to terminate employment due to disability) shall be proportionately reduced to reflect the actual duration of Plan participation (in full months). For pro ration purposes, only those months in which the participant had at least 15 days of active employment will be included. For example, if a participant was on a Company approved leave of absence for 3 months (or only became a Plan participant on February 20th or died on September 8th), the value of each Share of that participant will be 75% (9/12ths) of the value of a Share for a full-year participant. The aggregate reduction in payments shall be allocated pro rata among all participants.

Payment of the Share value will be made on a date determined by the Plan Administrator but in any event within 75 days after the conclusion of the Plan Year. At the discretion of the Plan Administrator, advance partial payments may be made based on anticipated Net Income. All payments are subject to applicable withholding taxes. Cash awards are subject to partial payment in Carnival Stock on the terms described below.

SENIOR MANAGEMENT COMMON STOCK AWARD

A predetermined portion of the Plan payment otherwise due will be made to specified participants in the form of Carnival
Corporation Class A shares of common stock ("Carnival Stock") based on the following table:


                                                     Amount of
                                                     Incentive
                               Share Level            Award in
                                                   Carnival Stock

                               20 or more                 25%
                               10 - 19.99                 20%
                               Less than 10               -0-

Notwithstanding the foregoing, no portion of any payment to the Plan Administrator, in his/her capacity as a participant, shall be made in Carnival Stock. The actual number of shares of Carnival Stock to be received by each participant referred to in the foregoing table shall be determined by dividing the amount of the participant's Plan payment to be received in Carnival Stock (as above provided) by the average closing price for Carnival Stock for the last ten (10) trading days of the Plan Year, as quoted on the national stock exchange on which the Carnival Stock is traded. Fractional shares of Carnival Stock will not be issued.

The value of Carnival Stock received by Plan participants will be reported to governmental taxing authorities, and taxes shall be withheld in respect of such Carnival Stock, in accordance with the requirements of applicable law. Carnival Stock issued will be subject to a restriction on sale commencing from date of issuance and continuing until, but not including, the first trading day in the second January following the end of the Plan Year in respect of which the Carnival Stock was issued (e.g., Carnival Stock issued in respect of the Plan Year ending November 30, 1998 would be subject to a restriction on sale that would not end until the first trading day in January, 2000). Holders will be eligible to receive dividends during the restriction period.

DURATION OF PLAN

The Plan will be effective until terminated by the HAL Antillen
N.V. Board of Directors. Termination will be effective beginning with the second full Plan Year following action by the Board of Directors.

PURCHASE FOR INVESTMENT

Whether or not the shares of Carnival Stock covered by the Plan have been registered under the Securities Act of 1933, as amended, each person acquiring shares of Carnival Stock under the Plan may be required by Carnival to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. Carnival will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares of Carnival Stock issued or transferred to the Plan participants upon the grant of any shares of Carnival Stock under the Plan.

AMENDMENT OF PLAN

Any amendment to the Plan shall comply with all applicable laws and applicable stock exchange listing requirements.

GOVERNMENTAL AND OTHER REGULATIONS

The Plan and the Carnival Stock awards under the Plan shall be subject to all applicable federal and state laws, rules and regulations and such approvals by any governmental or regulatory agency or national securities exchange, as may be required. Carnival Corporation shall not be required to issue or deliver any certificates or shares of Carnival Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulations of any governmental body or national securities exchange which Carnival Corporation shall, in its sole discretion, determine to be necessary or advisable.